Exhibit 4.4
CONTINUCARE CORPORATION

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

(As amended on March 2, 2007)
     1. PURPOSE. The purpose of this Plan is to advance the interests of CONTINUCARE CORPORATION, a Florida corporation (the “Company”), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Company and its Subsidiaries, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.
     2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:
          (a) “Award Notice” shall mean, with respect to a particular Restricted Stock Award, a written instrument signed by the Company and the recipient of the Restricted Stock Award evidencing the Restricted Stock Award and establishing the terms and conditions thereof.
          (b) “Award Recipient” shall mean the recipient of a Restricted Stock Award.
          (c) “Beneficiary” shall mean the Person designated by an Award Recipient to receive any Shares subject to a Restricted Stock Award made to such Award Recipient that become distributable following the Award Recipient’s death.
          (d) “Board” shall mean the Board of Directors of the Company.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (f) “Committee” shall mean the committee appointed by the Board pursuant to Section 9(a) hereof, or, if such committee is not appointed, the Board.
          (g) “Common Stock” shall mean the Company’s Common Stock, par value $.0001 per share.
          (h) “Company” shall mean Continucare Corporation, a Florida corporation, and its successors or assigns.
          (i) “Director” shall mean a member of the Board.
          (j) “EBITDA” shall mean the Company’s earning for the relevant period prior to deductions for income tax expense, depreciation and amortization.
          (k) “Effective Date” shall mean July 17, 2000.

          (l) “Fair Market Value” of a Share on any date of reference shall mean the “Closing Price” (as defined below) of the Common Stock on the date of grant, or if the date of grant is not a business day, on the next business day following the date of grant, unless the Committee or the Board in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the “Closing Price” of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the American Stock Exchange (“AMEX”), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, as reported in any newspaper of general circulation or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined by the Committee or the Board in a fair and uniform manner.
          (m) “Incentive Stock Option” shall mean an incentive stock option as defined in Section 422 of the Code.
          (n) “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
          (o) “Officer” shall mean the Company’s Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase “policy-making function” does not include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (17 C.F.R. § 229.401(b)) the Company identifies a person as an “executive officer,” the person so identified shall be deemed an “Officer” even though such person may not otherwise be an “Officer” pursuant to the foregoing provisions of this paragraph.
          (p) “Option” (when capitalized) shall mean any option granted under this Plan.
          (q) “Option Agreement” means the agreement between the Company and the Optionee for the grant of an option.
          (r) “Optionee” shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

          (s) “Outside Director” shall mean a member of the Board who qualifies as an “outside director” under Section 162(m) of the Code and the regulations thereunder and as a “Non-Employee Director” under Rule 16b-3 promulgated under the Securities Exchange Act.
          (t) “Performance-Based Restricted Stock Award” shall mean a Restricted Stock Award to which Section 5(c) is applicable.
          (u) “Performance Goal” shall mean, with respect to any Performance-Based Restricted Stock Award, the performance goal(s) established pursuant to Section 5(c)(i), the attainment of which is a condition of vesting of the Performance-Based Restricted Stock Award.
          (v) “Performance Measurement Period” shall mean, with respect to any Performance Goal, the period of time over which attainment of the Performance Goal is measured.
          (w) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.
          (x) “Plan” shall mean this Amended and Restated 2000 Stock Incentive Plan for the Company.
          (y) “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
          (z) “Share” shall mean a share of Common Stock.
          (aa) “Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option or Restricted Stock Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     3. SHARES AVAILABLE FOR OPTION GRANTS. The Committee or the Board may grant to any Award Recipient(s) or Optionee(s) from time to time Restricted Stock Awards for, or Options to purchase, an aggregate of up to Nine Million (9,000,000) Shares from the Company’s authorized and unissued Shares. If any Restricted Stock Award or Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Restricted Stock Awards or Options may thereafter be granted covering such Shares.
     4. OPTIONS.
          (a) Incentive and Non-Qualified Options.

               (i) An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee or the Board at the time of grant of the Option and shall clearly state whether it is an Incentive Stock Option or a Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Incentive Stock Options may not be granted to any person who is not an employee of the Company or any Subsidiary.
               (ii) Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations as defined in Section 424 of the Code), exceeds $100,000.
          (b) Conditions for Grant of Options.
               (i) Each Option shall be evidenced by an Option Agreement that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be (i) those persons selected by the Committee or the Board from the class of all regular employees of, or persons who provide consulting or other services as independent contractors to, the Company or its Subsidiaries, including Directors and Officers who are regular employees, and (ii) Directors who are not employees of the Company or of any Subsidiaries.
               (ii) In granting Options, the Committee or the Board shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee or the Board shall determine. The Committee or the Board shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee or the Board may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.
               (iii) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

               (iv) Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporation (as defined in Section 424 of the Code) at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.
          (c) Option Price. The option price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.
          (d) Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee or the Board in its sole discretion have been made for the Optionee’s payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option as well as the method of payment of the exercise price and of any withholding and employment taxes applicable thereto, shall be determined by the Committee or the Board and may in the discretion of the Committee or the Board consist of: (1) cash, (2) certified or official bank check, (3) money order, (4) Shares that have been held by the Optionee for at least six (6) months (or such other Shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), (5) the withholding of Shares issuable upon exercise of the Option, (6) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, or (7) in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. In the case of an Incentive Stock Option, the permissible methods of payment shall be specified at the time the Option is granted. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid, and/or the Optionee’s tax withholding obligation is satisfied, in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. The Committee or the Board in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, cause the Company to lend money to an Optionee (other than a Director or Executive Officer of the Company (each within the meaning of Section 402(a) of the Sarbanes-Oxley Act of 2002, as amended))(each a “Prohibited Optionee”), guarantee a loan to an Optionee (other than a Prohibited Optionee), or otherwise assist an Optionee (other than a Prohibited Optionee) to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of such Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of the Option, (iii) bear interest at the prime rate of the Company’s principal lender, and (iv) contain such other terms as the Committee or the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for those Shares are issued to that person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the stock certificate is issued, except as expressly provided in Section 6 hereof.
          (e) Exercisability of Options.
               (i) Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee or the Board shall provide in the Option Agreement for that Option, provided that in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.
               (ii) Unless otherwise provided in any Option Agreement, and subject to the Committee’s or the Board’s right to exercise its discretion to provide a cancellation notice with respect to the Option pursuant to Section 4(f)(ii) hereof, each outstanding Option shall become immediately fully exercisable in the event of a “Change in Control.” For this purpose, the term “Change in Control” shall mean: Approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).
               (iii) The Committee or the Board may in its sole discretion, accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.
          (f) Termination of Option Period.
               (i) Unless otherwise provided in any Option Agreement, the unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                    (A) three months after the date on which the Optionee’s employment is terminated other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee’s employment by reason of the Optionee’s willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) of the Optionee as determined by a medical doctor satisfactory to the Committee or the Board, or (C) death of the Optionee;
                    (B) immediately upon the termination of the Optionee’s employment for Cause;
                    (C) twelve months after the date on which the Optionee’s employment is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee or the Board;
                    (D) (1) twelve months after the date of termination of the Optionee’s employment by reason of the death of the Optionee, or, if later, (2) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 4(f)(i)(C) hereof; or
                    (E) the tenth anniversary of the date of grant of the Option. All references herein to the termination of the Optionee’s employment shall, in the case of an Optionee who is not an employee of the Company or a Subsidiary, refer to the termination of the Optionee’s service with the Company.
               (ii) To the extent not previously exercised, (i) each Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, unless the successor corporation, or a parent or subsidiary of such successor corporation, assumes the Option or substitutes an equivalent option or right pursuant to Section 6(c) hereof, and (ii) the Committee or the Board in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any corporate transaction described in Subsection 4(e)(ii) hereof in which the Company does survive, any Option that remains unexercised on such date. The Committee or the Board shall give written notice of any proposed transaction referred to in this Section 4(f)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that then are exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his exercise of any Option upon the consummation of a transaction referred to in this Section 4(f)(ii).

     5. RESTRICTED STOCK AWARDS.
          (a) In General.
          (i) Restricted Stock Awards may be granted to employees, directors, independent contractors and agents of the Company or any of its Subsidiaries. Each Restricted Stock Award shall be evidenced by an Award Notice that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. Such terms and conditions may including, without limitation, any of the following:
               (A) the number of Shares covered by the Restricted Stock Award;
               (B) the amount (if any) which the Award Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);
               (C) whether the Restricted Stock Award is a Performance-Based Award and, if it is, the applicable Performance Goal or Performance Goals;
               (D) the date of grant of the Restricted Stock Award; and
               (E) the vesting date for the Restricted Stock Award;
          (ii) All Restricted Stock Awards shall be in the form of issued and outstanding Shares, in the discretion of the Committee or the Board, that shall be either:
               (A) registered in the name of the Committee or the Board for the benefit of the Award Recipient and held by the Committee or the Board pending the vesting or forfeiture of the Restricted Stock Award;
               (B) registered in the name of the Award Recipient and held by the Committee or the Board, together with a stock power executed by the Award Recipient in favor of the Committee or the Board, pending the vesting or forfeiture of the Restricted Stock Award; or
               (C) registered in the name of and delivered to the Award Recipient.
          In any event, the certificates evidencing the Shares shall at all times prior to the applicable vesting date bear the following legend:
The Common Stock evidenced hereby is subject to the terms of a Restricted Stock Award agreement between Continucare Corporation and [Name of Award Recipient] dated [Date] made pursuant to the terms of the Continucare Corporation Amended and Restated 2000 Stock Incentive Plan, as amended, copies of which are on file at the executive offices of Continucare Corporation, and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.
and/or such other restrictive legend as the Committee or the Board, in its discretion, may specify.
          (b) Vesting Date.
          (i) The vesting date for each Restricted Stock Award shall be determined by the Committee or the Board and specified in the Award Notice. Unless otherwise determined by the Committee or the Board and specified in the Award Notice if the service of an Award Recipient is terminated prior to the vesting date of a Restricted Stock Award for any reason including death or disability, any unvested Shares shall be forfeited without consideration (other than a refund to the Award Recipient of an amount equal to the lesser of (1) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (2) the Fair Market Value of such Shares on the date of forfeiture).
          (ii) Unless otherwise provided in any Award Notice, each outstanding Restricted Stock Award shall become immediately fully vested in the event of a “Change in Control” as defined in Section 4(e)(ii).
          (c) Performance-Based Restricted Stock Awards.
               (i) At the time it grants a Performance-Based Restricted Stock Award, the Committee or the Board shall establish one or more Performance Goals the attainment of which shall be a condition of vesting of Award Recipient’s Shares. The Performance Goals shall be selected from among the following:
                    (A) earnings per share;
                    (B) net income;
                    (C) EBITDA;
                    (D) return on equity;
                    (E) return on assets;
                    (F) stock price;
                    (G) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals;
                    (H) any other performance criteria established by the Committee or the Board;

                    (I) any combination of (A) through (H) above.
Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the Committee or the Board, include or exclude extraordinary items, taxes and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary (or individual business units) and/or the past or current performance of other companies.
          (ii) At the time it grants a Performance-Based Restricted Stock Award, the Committee or the Board shall establish a Performance Measurement Period for each Performance Goal. The Performance Measurement Period shall be the period over which the Performance Goal is measured and its attainment is determined.
          (iii) Within a reasonable period of time as shall be determined by the Committee or the Board following the end of each Performance Measurement Period, the Committee or the Board shall determine, on the basis of such evidence as it deems appropriate, whether the Performance Goals for such Performance Measurement Period have been attained and, if they have been obtained, shall certify such fact in writing.
          (iv) If the Performance Goals for a Performance-Based Restricted Stock Award have been determined by the Committee or the Board to have been attained and certified, the Committee or the Board shall either:
          (A) if the relevant vesting date has occurred, cause the ownership of the Shares subject to such Restricted Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Award Recipient;
          (B) in all other cases, continue the Shares in their current status pending the occurrence of the relevant vesting date or forfeiture of the Shares.
          If any one or more of the relevant Performance Goals have been determined by the Committee or the Board to not have been attained, all of the Shares subject to such Restricted Stock Award shall be forfeited without consideration (other than a refund to the Award Recipient of an amount equal to the lesser of (1) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (2) the Fair Market Value of such Shares on the date of forfeiture).
          (v) If the Performance Goals for any Performance Measurement Period shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Committee’s or the Board’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee or the Board may, for any purpose of the Plan, adjust such Performance Goals and make payments accordingly under the Plan; provided, however, that any adjustments made in accordance with or for the purposes of this Section 5(c)(v) shall be disregarded for purposes of calculating the Performance Goals for a Performance-Based Restricted Stock Award to a Covered Employee if and to the extent that such adjustments would have the effect of increasing the amount of a Restricted Stock Award to such Covered Employee.
          (d) Dividend Rights. Unless the Committee or the Board determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Restricted Stock Award, whether or not in cash, shall be held and accumulated for distribution at the same time and subject to the same terms and conditions as the underlying Shares.
          (e) Voting Rights. Unless the Committee or the Board determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Restricted Stock Award, shall be exercised by the Committee or the Board in its discretion.
          (f) Tender Offers. Each Award Recipient shall have the right to respond, or to direct the response, with respect to the issued Shares related to its Restricted Stock Award, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee or the Board shall designate in the direction, a written direction in the form and manner prescribed by the Committee or the Board. If no such direction is given, then the Shares shall not be tendered.
          (g) Designation of Beneficiary. An Award Recipient may designate a Beneficiary to receive any Shares that become available for distribution on the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee or the Board. In the event that the Beneficiary designated by an Award Recipient dies prior to the Award Recipient, or in the event that no Beneficiary has been designated, any vested Shares that become available for distribution on the Award Recipient’s death shall be paid to the executor or administrator of the Award Recipient’s estate, or if no such executor or administrator is appointed within such time as the Committee or the Board, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee or the Board may select.
          (h) Taxes. The Company or the Committee shall have the right to require any person entitled to receive Shares pursuant to a Restricted Stock Award to pay the amount of any tax which is required to be withheld with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

     6. ADJUSTMENT OF SHARES.
          (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in that event:
               (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned; and
               (ii) the Board or the Committee, subject to any required action by the shareholders of the Company, in the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Class A Common Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees and Award Recipients under the Plan, then the Committee shall, equitably adjust any or all of (a) the number and kind of shares of Class A Common Stock or other securities deemed to be available thereafter for grants of Options and Restricted Stock Awards under the Plan in the aggregate to all eligible individuals and individually to any one eligible individual, (b) the number and kind of shares of Class A Common Stock or other securities that may be delivered or deliverable in respect of outstanding Options or Restricted Stock Awards, and (c) the exercise price of Options, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.
          (b) Unless otherwise provided in any Option Agreement or the Award Notice, as the case may be, the Committee or the Board may change the terms of Options or Restricted Stock Awards outstanding under this Plan, including with respect to the option price or the number of Shares subject to the Options or Restricted Stock Awards, or both, when, subject to any required action by the shareholders of the Company, in the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Class A Common Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees and Award Recipients under the Plan, then the Committee shall, equitably adjust any or all of (a) the number and kind of shares of Class A Common Stock or other securities deemed to be available thereafter for grants of Options and Restricted Stock Awards under the Plan in the aggregate to all eligible individuals and individually to any one eligible individual, (b) the number and kind of shares of Class A Common Stock or other securities that may be delivered or deliverable in respect of outstanding Options or Restricted Stock Awards, and (c) the exercise price of Options, such adjustments become appropriate so as to preserve benefits under the Plan.

          (c) (i) In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, where the securities of the successor corporation, or its parent company, are issued to the Company’s shareholders, then the successor corporation or a parent of the successor corporation may, with the consent of the Committee or the Board, assume each outstanding Option or substitute an equivalent option or right. If the successor corporation, or its parent, does not cause such an assumption or substitution to occur, or the Committee or the Board does not consent to such an assumption or substitution, then each Option shall terminate pursuant to Section 4(f)(ii) hereof upon the consummation of sale, merger, consolidation or other corporate transaction.
               (ii) In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Restricted Stock Award with respect to which Shares had been awarded to an Award Recipient shall be adjusted by allocating to the Award Recipient the amount of money, stock, securities or other property to be received by the other shareholders of record, and such money, stock, securities or other property shall be subject to the same terms and conditions of the Restricted Stock Award that applied to the Shares for which it has been exchanged.
          (d) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.
          (e) Without limiting the generality of the foregoing, the existence of outstanding Options or Restricted Stock Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options or Restricted Stock Award; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.
     7. TRANSFERABILITY OF OPTIONS, RESTRICTED STOCK AWARDS AND SHARES.
               (i) No Incentive Stock Option, and unless the prior written consent of the Committee or the Board is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Non-Qualified Stock Option or Restricted Stock Award, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee or the Award Recipient, as the case may be, by will or the laws of descent and distribution or with respect to a Restricted Stock Award to the Beneficiary, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee’s lifetime only by the Optionee, or in the case of a Non-Qualified Stock Option that has been assigned or transferred with the prior written consent of the Committee or the Board, only by the permitted assignee. The Shares granted pursuant to a Restricted Stock Award shall be distributable, during the lifetime of the Award Recipient, only to the Award Recipient.
          (b) No Shares acquired by an Officer or Director pursuant to the exercise of an Option or a Restricted Stock Award or may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted, unless the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act.
     8. ISSUANCE OF SHARES.
          (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.
          (b) As a condition to the exercise of any Option or grant of a Restricted Stock Award or delivery of Shares with respect a Restricted Stock Award, the Committee or the Board may require such agreements or undertakings as the Committee or the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation including, but not limited to, the following:
               (i) a representation and warranty by the Optionee or Award Recipient, as the case may be, to the Company, at the time of any exercise, grant or acquisition, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and
               (ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for the Shares that are, in the opinion of the Committee or the Board, necessary or appropriate to facilitate compliance with the provisions of any securities laws deemed by the Committee or the Board to be applicable to the issuance and transfer of those Shares.
     9. ADMINISTRATION OF THE PLAN.
          (a) The Plan shall be administered by the Board or, at the discretion of the Board, by a committee appointed by the Board (the “Committee”) which shall be composed of two or more Directors. The membership of the Committee shall be constituted so as to comply at all times with the then applicable requirements for Outside Directors of Rule 16b-3 promulgated under the Securities Exchange Act and Section 162(m) of the Internal Revenue Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.
          (b) The Committee or the Board may grant Options and Restricted Stock Awards pursuant to this Plan to any persons to whom Options and Restricted Stock Awards may be granted under Sections 4(a) and 5(a) hereof, respectively.
          (c) The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations of the Committee or the Board, and its interpretation and construction of any provision of the Plan, any Option Agreement or Restricted Stock Agreement, shall be final and conclusive.
          (d) Any and all decisions or determinations of the Committee or the Board shall be made either (i) by a majority vote of the members of the Committee or the Board at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee or the Board.
     10. WITHHOLDING OR DEDUCTION FOR TAXES.
          (a) If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or to take any other action in connection with the issuance or delivery then to be made, the issuance or delivery shall be deferred until the withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.
          (b) If and to the extent permitted by the Committee or the Board and specified in an Award Notice for a Restricted Stock Award other than a Performance-Based Restricted Stock Award, an Award Recipient may be permitted to make an election under Section 83(b) of the Code to include the compensation related thereto in income for federal income tax purposes at the time of issuance of the Shares to such Award Recipient instead of at a subsequent vesting date.
     11. INTERPRETATION.
          (a) As it is the intent of the Company that the Plan shall comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act (“Rule 16b-3”), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

          (b) The Plan and any Option Agreements entered into pursuant to the Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of the Plan or any Option Agreement relating to an Incentive Stock Option should be held invalid for the granting of Incentive Stock Options or illegal for any reason, that determination shall not affect the remaining provisions hereof, but instead the Plan and the Option Agreement shall be construed and enforced as if such provision had never been included in the Plan or the Option Agreement.
          (c) This Plan shall be governed by the laws of the State of Florida.
          (d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.
          (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.
     12. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue Code) or the rules of any Stock exchange or automated quotation system on which the Common Stock may then be listed or granted. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.
     13. TERMINATION DATE. The Plan shall terminate on the 10th anniversary of the Effective Date. The Plan shall be submitted to the shareholders of the Company for their approval and adoption.